Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Cash Reserve Fund, Inc. on Form N-1A (“Registration Statement”) of our report dated February 25, 2011 relating to the financial statements and financial highlights which appears in the December 31, 2010 Annual Report to the Shareholders of the Cash Reserve Fund - Prime Series, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 27, 2011